EXHIBIT 99.1
TeleCommunication Systems Completes Offering of $103.5 Million
of 4.5% Convertible Senior Notes
ANNAPOLIS, MD, November 16, 2009 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) closed its offering of $103.5 million aggregate principal amount of 4.5% convertible senior notes due in 2014. The aggregate principal amount of the notes issued reflects the full exercise of the $13.5 million over-allotment option granted to the initial purchasers with respect to the notes.
The net proceeds to TCS from the offering, after deducting the initial purchasers’ commissions and estimated fees and expenses of the offering payable by TCS, were approximately $100.4 million. TCS intends to use the net proceeds of the offering and warrant transactions discussed below for general corporate purposes, including working capital, and may include the acquisition or investment in businesses, products and technologies that are complementary to its own. TCS used a portion of the gross proceeds of the offering to pay TCS’s cost of the convertible note hedge transactions that it entered into with certain counterparties.
The notes will be convertible into shares of TCS’s Class A common stock based on an initial conversion rate for the notes of 96.637 shares of TCS’s Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $10.35 per share of Class A common stock. While this represents a conversion premium of approximately 30% over the closing price of TCS’s Class A common stock on November 10, 2009 of $7.96 per share, the effect of the call spread described below increases the effective conversion premium of the notes to 60% above the November 10 closing price to $12.74 per share.
Interest on the notes will be payable semiannually on November 1 and May 1 of each year, beginning May 1, 2010. The notes will mature on November 1, 2014, unless previously converted in accordance with their terms. The notes will be TCS’s senior unsecured obligations and will rank equally with all of its present and future senior unsecured debt and senior to any future subordinated debt. The notes will be structurally subordinate to all present and future debt and other obligations of TCS’s subsidiaries and will be effectively subordinate to all of TCS’s present and future secured debt to the extent of the collateral securing that debt. The notes are not redeemable by TCS prior to the maturity date.
In connection with the note offering, TCS entered into convertible note hedge and warrant transactions (the “call spread”) with counterparties Deutsche Bank AG, Société Générate and Royal Bank of Canada. TCS has been advised by the call spread counterparties that in connection with establishing their initial call spread hedge, they expect to enter into various derivative transactions with respect to TCS’s Class A common stock that could have an effect on the market price of TCS’s Class A common stock.
The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes, the shares of Class A common stock underlying such notes, the convertible note hedge transactions, the warrants and the shares of Class A common stock underlying such warrants have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Oppenheimer & Co., Inc. and Raymond James & Associates, Inc. acted as the joint book-running managers for the offering.
About TeleCommunication Systems
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) engineers and delivers highly reliable wireless communications technology. TCS is a leader in wireless text messaging and location-based technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services. Customers include leading wireless and VoIP carriers around the world, cable MSOs, automotive telematics vendors, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS is one of six primary vendors on a $5 billion Army Worldwide Satellite Systems Contract vehicle. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (i) TCS’s intention regarding the use of the net proceeds of the offering; (ii) the intention of the counterparties and/or their respective affiliates to the convertible note hedge and warrant transactions to enter into various derivative transactions; and (iii) TCS’s expectations regarding the effect on the price of its Class A common stock from the convertible note hedge and warrant transactions and various derivative transactions.
Additional risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for TCS products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, (viii) evaluate and execute acquisitions and investments, (ix) not incur substantial costs from product liability claims relating to its software, and (x) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.